INTERNATIONAL MICROCIRCUITS, INC.

2000 NONSTATUTORY STOCK OPTION PLAN

(Adopted December 21, 2000)

     1. Purposes.

(a) The purpose of the Plan is to provide a means by which selected Employees and Directors of and Consultants to the Company and is Affiliates may be given an opportunity to benefit from increases in value of the stock of the Company through the granting of Nonstatutory Stock Options, as defined below.

(b) The Company, by means of the Plan, seeks to retain the services of persons who are now Employees of Directors of or Consultants to the Company or its Affiliates, to secure and retain the services of new Employees, Directors and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

     2. Definitions.

(a) “Affiliate” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a Committee appointed by the Board in accordance with subsection 3(c) of the Plan.

(e) “Company” means International Microcircuits, Inc., a California corporation, and any successor corporation thereto.

(f) “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render consulting services and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.

(g) “Continuous Status as an Employee, Director or Consultant” means that the service of an individual to the Company or any Affiliate of the Company, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Board, or the chief executive officer of the Company may determine, in that party’s sole discretion, whether Continuous Status as an Employee, Director or Consultant shall be considered interrupted in the case of: (i) any leave of absence approved by the Board or the chief executive officer of the Company, including sick leave, military leave, or any other personal leave; or (ii) transfers between the Company, Affiliates or their successors.

(h) “Director” means a member of the Board.

(i) “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means, as of any date, the value of the common stock of the Company determined as follows:

(i) If the Common stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of common stock shall be the closing sale price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Company’s common stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the board deems reliable.

(ii) In the absence of such markets for the common stock, the Fair Market Value shall be determined in good faith by the Board.

(l) “Listing Date” means the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange, or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system if such securities exchange or interdealer quotation system has been certified in accordance with the provisions of Section 25200(o) of the California Corporate Securities Law of 1968.

(m) “Nonstatutory Stock Option” means an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulaged thereunder.

(n) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(o) “Option” means a stock option granted pursuant to the Plan. All Options shall be Nonstatutory Stock Options.

(p) “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

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(q) “Optionee” means a person to whom an Option is granted pursuant to the plan or, if applicable, such other person who holds an outstanding Option.

(r) “Plan” means this 2000 Nonstatutory Stock Option Plan.

(s) “Securities Act” means the Securities Act of 1933, as amended.

     3. Administration.

(a) The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how each Option shall be granted; the provisions of each Option granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to an Option; and the number of shares with respect to which an Option shall be granted to each such person.

(ii) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or an Option as provided in Section 11.

(iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c) The Board may delegate administration of the Plan to a committee of the Board composed of not fewer than two (2) members (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers therefore possessed by the Board (and references in this Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

     4. Shares Subject to the Plan.

(a) Subject to the provisions of Section 10 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Options shall not exceed in the aggregate two million six hundred twenty-five thousand (2,625,000) shares[1]of the Company’s common stock. If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired under such Option shall revert and again become available for issuance under the Plan.

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(b) The stock to the Plan may be unissued shares or reacquired shares.

     5. Eligibility.

Options may be granted only to Employees, Directors or Consultants.

     6. Option Provisions.

     Each Option shall be in such form and shall contain such terms and conditions as the Board shall Deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) Price. The exercise price of each Option shall be determined by the Board, in its discretion, on the date the Option is granted, and such price may be greater than, equal to or less than the Fair Market Value of the Stock subject to the Option.

(c) Consideration. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statues and regulations, either (i) in cash at the time the Option is exercised, or (ii) at the discretion of the Board or the Committee, (A) by delivery to the Company of other common stock of the Company, (B) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other common stock of the Company) with the person to whom, the Option is granted or to whom the Option is transferred pursuant to subsection 6(d), (C) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board if Governors of the Federal Reserve System), or (D) in any other form of legal consideration that may be acceptable to the Board.

     In case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(1)	Reflects original shares reserve of 1,750,000 shares proportionally adjusted for the three-for-two Common Stock split effective December 29, 2000.

(d) Transferability. An Option not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person. The person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

(e) Vesting. The total number of shares of stock to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each o such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum numbers of shares as to which an Option may be exercised.

(f) Termination of Employment or Relationship as a Director or Consultant. In the event an Optionee’s Continuous Status as an Employee, Director or Consultant terminates (other than upon the Optionee’s death or disability), the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) moths following the termination of the Optionee’s Continuous Status as an Employee, Director or Consultant (or such longer or shorter period, which shall not be less than thirty (30) days. Unless such termination is for cause, specified in the Option Agreement. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for isssuance under the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

     An Optionee’s Option Agreement may also provided that if a sale of shares acquired upon the exercise of the Option within the applicable time periods following the termination of the Optionee’s Continuous Status as an Employee, Director, or Consultant (other than upon the Optionee’s death or disability) would result in liability under Section 16(b) of the Exchange Act, then the Option shall terminate on the earlier of (i) the expiration of the terms of the Option set forth in the Option Agreement, or (ii) the tenth (10th) day after the last date on which such sale would result in such liability under Section 16(b) of the Exchange Act. Finally, an Optionee’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionee’s Continuous Status as an Employee, Director or Consultant (other than upon the Optionee’s death or disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the first paragraph of this subsection 6, or (ii) the expiration of a period of three (3) months after the termination of the Optionee’s Continuous Status as an Employee, Director or Consultant during which the exercise of the Option would not be in violation of such registration requirements.

(g) Disability of Optionee. In the event an Optionee’s Continuous Status as an Employee, Director or Consultant terminates as a result of the Optionee’s disability, the Optionee may exercise his or her Option ( to the extent that the Optionee was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or longer or shorter period, which in no event be less than six (6) months, specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Optionee is not entitled to exercise his or her entire )Option, the shares covered by the unexercisable portion of the Option shall revert to an again become available for issuance under the Plan. If, after termination, the Optionee does not exercise his or her Option within the specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(h) Death of Optionee. In the event of the death of an Optionee during, or within a period specified in the Option Agreement after the termination of, the Optionee’s Continuous Status as an Employee, Director or Consultant, the Option may be exercised (to the extent the Options was entitled to exercise the Option as of the date of death) by the Optionee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionee’s death pursuant to subsection 6(d), but only within in the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period, which in no event shall be less than six (6) months, specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(i) Early Exercise. The option may, but need not, include a provision whereby the Optionee may elect at any time while an Employee Director or Consultant to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased shall be subject to a repurchase right in favor of the Company, with the repurchase price to be equal to the original purchase price of the stock, or to any other restricted Board determines to be appropriate; provides however, that (i) the right to repurchase at the original purchase price shall lapse at a rate determined by the Board i its discretion, and (ii) such right shall be exercisable only within (A) the ninety (90) day period following the termination of employment or relationship as a Director or Consultant, or (B) such longer period as may be agreed to by the Company and the Optionee, and (iii) such right shall be exercisable only for cash or cancellation of purchase money indebtedness for the shares. Should the right of repurchase be assigned by the Company, the assignee shall pay the Company cash equal to the difference between the original purchase price and the stock’s Fair Market Value if the original purchase price is less than the stock’s Fair Market Value.

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(j) Right of Repurchase. The option may, but need not, include a provision whereby the Company may elect, prior to the Listing Date, to repurchase all or any part of the vested shares exercised pursuant to the Option; provided however, that (i) such repurchase right shall be exercisable only with (A) the ninety (90) day period following the terminations of employment or the relationship as a Director or Consultant, or (B) such longer period as may be agreed to by the Company and the Optionee, (ii) such repurchase right shall be exercisable for less than all of the vested shares only with Optionee’s consent, and (iii) such right shall be exercisable only for cash or cancellation of purchase money indebtedness for the shares at a repurchase price equal to the greater of (A) the stock’s Fair Market Value at the time of such termination or (B) the original purchase price paid for such shares by the Optionee. Should the right of repurchase be assigned by the Company, the asignee shall pay the Company cash equal to the difference between the original purchase price and the stock’s Fair Market Value if the original purchase price is less than the stock’s Fair Market Value.

(k) Right of First Refusal. The Option may, but need not, include a provision whereby the Company may elect, prior to the Listing Date, to exercise a right of first refusal following the receipt of notice from the Optionee of the intent to transfer all or any part of the shares exercised pursuant to the Option.

     7. Covenants of the Company.

(a) During the terms of the Options, the Company shall keep available at all times the number of shares of stock required to satisfy such Options.

(b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the Option; provided, however, that this undertaking shall not require the Company to register under the Securities Act wither the Plan, any Option or any stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Options unless and until such authority is obtained.

     8. Use of Proceeds From Stock.

     Proceeds from the sale of stock pursuant to Options shall constitute general funds of the Company.

     9. Miscellaneous.

(a) Neither an Employee, Director or Consultant nor any person to whom an Option is transferred under subsection 6(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms.

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(b) Throughout the term of any Option, the Company shall deliver to the holder of such Option, not later than one hundred twenty (120) days after the close of each of the Company’s fiscal years during the term of such Option, a balance sheet and an income statement. This subsection shall not apply (i) after the Listing Date or (ii) when issuance is limited to key employees whose duties in connection with the Company assure them access to equivalent information.

(c) Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Employee, Director, Consultant or other holder of Options any right to continue in the employ of the Company or any Affiliate (or to continue acting as Director or Consultant) or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without cause, the right of the Company’s Board of Directors and/or the Company’s shareholders to remove any director as provided in the Company’s By-Laws and the provisions of the California Corporations Code, or the right to terminate the relationship of any Consultant subject to the terms of such Consultant’s agreement with the Company or Affiliate.

(d) The Company may require any person to whom an Option is granted, or any person to whom an Option is transferred pursuant to subsection 6(d), as a condition of exercising or acquiring stock under any Option, (1) to give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Option for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Option has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of stock.

(e) To the extent provided by the terms of an Option Agreement the person to whom an Option is granted may satisfy any federal, state or local tax withholding obligation relating to the exercise of an Option by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the common stock otherwise issuable to the participant as a result of the exercise of the Option (but not in excess of any amount whose Fair Market Value equals the amount determined by the applicable minimum statutory withholding rates); or (3) delivering to the Company owned and unencumbered shares of the common stock of the Company.

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10. Adjustments Upon Changes in Stock.

(a) In the event of any change in the stock subject to the Plan through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the shareholders of the Company in a form other than common stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of the common stock of the Company, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Options and in the exercise price per share of any outstanding Options in order to prevent dilution or enlargement of Optionees’rights under the Plan. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this subsection shall be rounded down to the nearest whole number, and in no event may the exercise price of any Option be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Board pursuant to this subsection shall be final, binding and conclusive.

(b) In the event of (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, excluding in each case a capital reorganization in which the sole purpose is to change the state of incorporation of the Company, then the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Optionee, either assume the Company’s rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiring Corporation’s stock. Any Options which are neither assumed by the Acquiring Corporation in connection with such event nor exercised as of the date of such event shall terminate and cease to be outstanding effective as of the date of such event.

     11. Amendment of the Plan and Options.

(a) The Board at any time, and from time to time, may amend the Plan.

(b) The Board at any time, and from time to time, may amend the terms of any one or more Option; provided, however, that the rights and obligations under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Option was granted and (ii) such person consents in writing.

12. Termination or Suspension of the Plan.

(a) The Board may suspend or terminate the Plan at any time. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

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(b) Rights and obligations under any Option granted while the Plan is effect shall not be impaired by suspension or termination of the Plan, except with the written consent of the person to whom the Option was granted.

13. Effective Date of Plan. The Plan shall become effective as determined by the Board. -10-